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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2001

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTH NET, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	6324	95-4288333
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21650 Oxnard Street
Woodland Hills, California 91367
(818) 676-6000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

B. Curtis Westen, Esq.
21650 Oxnard Street
Woodland Hills, California 91367
(818) 676-6000
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

COPIES OF ALL COMMUNICATIONS TO:

Peter C. Krupp, Esq.
Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive
Chicago, Illinois 60606

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after this registration statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(1)(2)

8 3/8% Senior Notes Due 2011	$398,621,796	$99,655

(1)
Pursuant to Rule 457(f)(2) under the Securities Act, the book value as of August 7, 2001 of the securities for which the securities being registered are to be exchanged has been used as the basis for calculating the registration fee.

(2)
Calculated on the basis of the maximum aggregate offering price in accordance with Rule 457(o) under the Securities Act.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated August 10, 2001.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Health Net, Inc.

$400,000,000
Exchange offer for 8 3/8% Senior Notes Due 2011

Health Net, Inc. is offering to exchange an aggregate principal amount of up to $400,000,000 of its new 8 3/8% Senior Notes Due 2011 for a like amount of its old 8 3/8% Senior Notes Due 2011. The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes:

•
will have been registered under the Securities Act;

•
will not bear restrictive legends restricting their transfer under the Securities Act;

•
will not be entitled to the registration rights that apply to the old notes; and

•
will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.

The exchange offer expires at 5:00 p.m., New York City time, on             , 2001, unless we extend it.

The new notes will not be listed on the Nasdaq Stock Market or any national securities exchange.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with resales of new notes received in exchange for those old notes. The issuer has agreed that, during the period ending 180 days after the expiration date of the exchange offer, subject to extension in limited circumstances, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution and Selling Restrictions."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2001.

    This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to holders of the notes upon written or oral request to Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, Attention: Investor Relations, telephone number (818) 676-6000. To obtain timely delivery, note holders must request the information no later than             , 2001.

TABLE OF CONTENTS

Information Regarding Forward-Looking Statements	ii
Where You Can Find More Information	ii
Information Incorporated by Reference	iii
Summary	1
Recent Developments	9
Use of Proceeds	11
Capitalization	11
The Exchange Offer	12
Description of Other Indebtedness	22
Description of Notes	24
Book-Entry; Delivery and Form	33
Material ERISA Considerations	37
Material United States Federal Income Tax Considerations	39
Plan of Distribution and Selling Restrictions	42
Legal Matters	43
Experts	43

    In this prospectus, "Health Net," "we," "us," "our" and similar terms refer to Health Net, Inc. and its subsidiaries, unless otherwise stated or the context requires otherwise. References to the "issuer" are to Health Net, Inc.

    We have not authorized the new notes to be offered to the public in the United Kingdom, within the meaning of the U.K. Public Offers of Securities Regulations 1995, and neither this offering memorandum nor any other document issued in connection with the offering of the new notes may be passed on to any person in the United Kingdom unless that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to the new notes in, from or otherwise involving the United Kingdom. See "Plan of Distribution and Selling Restrictions."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT NEITHER THE ISSUER NOR ITS SUBSIDIARIES ARE LICENSED IN NORTH CAROLINA PURSUANT TO CHAPTER 58 OF THE NORTH CAROLINA GENERAL STATUTES NOR COULD

i

THEY MEET THE BASIC ADMISSIONS REQUIREMENTS IMPOSED BY SUCH CHAPTER AT THE PRESENT TIME.

    The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. All statements other than statements of historical information provided or incorporated by reference herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect" and similar expressions are intended to identify forward-looking statements. Factors that could cause our actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the matters described in the "Cautionary Statements" section and other portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the risks discussed in our other filings with the SEC. You should not place undue reliance on these forward-looking statements, which reflect our management's analysis, judgment, belief or expectation only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    In connection with the exchange offer, we have filed with the SEC a registration statement relating to the new notes on form S-4 under the Securities Act. This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about Health Net and the new notes. Statements in this prospectus concerning the provisions of documents are not necessarily summaries of all provisions of those documents. If we have filed any document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.

    Health Net, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operations of the Public Reference Room. You can also find our SEC filings at the SEC web site http://www.sec.gov. The indenture governing the new notes requires us to file with the SEC, and to provide to you upon request, reports and other information called for under Exchange Act rules, regardless of whether we are subject to the reporting requirements of the Exchange Act.

ii

INFORMATION INCORPORATED BY REFERENCE

    Rather than include certain information in this prospectus that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by Health Net, Inc.:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  •
  Proxy Statement for the 2001 Annual Meeting of Stockholders;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

  •
  Current Report on Form 8-K dated January 3, 2001 (filed January 4, 2001);

  •
  Current Report on Form 8-K dated March 30, 2001 (filed March 30, 2001);

  •
  Current Report on Form 8-K dated April 10, 2001 (filed April 12, 2001);

  •
  Current Report on Form 8-K dated May 3, 2001 (filed May 9, 2001); and

  •
  Current Report on Form 8-K dated August 1, 2001 (filed August 9, 2001).

    In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to any such document unless such exhibits are specifically incorporated by reference into the document to which this prospectus refers. You should direct such requests to Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, Attention: Investor Relations (818) 676-6000.

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any notes in any jurisdiction where the exchange offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

iii

SUMMARY

    You should read the following summary together with the more detailed information appearing elsewhere in this prospectus.

HEALTH NET

    We are an integrated managed care organization dedicated to affordable managed health care services that provide our members with access to high quality health care. We operate and conduct our HMO and other businesses through subsidiaries of our holding company, Health Net, Inc. Our health maintenance organizations, insured preferred provider organizations and government contracts subsidiaries provide health benefits to approximately 5.4 million individuals in 13 states through group, individual, Medicare, Medicaid and TRICARE programs. Our subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs. Selected recent developments affecting us are described in "Recent Developments."

    Health Net, Inc. is a Delaware corporation. Our principal executive offices are located at 21650 Oxnard Street, Woodland Hills, California 91367, and our telephone number at that address is (818) 676-6000. Our World Wide Web site address is http://www.health.net. The information on our website is not part of this prospectus.

THE EXCHANGE OFFER

    On April 12, 2001, Health Net, Inc. issued $400,000,000 principal amount of 8 3/8% Senior Notes Due 2011, the old notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. As a condition to the initial purchasers' purchase of the old notes, the issuer agreed to commence the exchange offer following the initial offering of the old notes. The new notes being offered in the exchange offer and the old notes are sometimes referred to collectively in this prospectus as the "notes."

The Exchange Offer	The issuer is offering new 8 3/8% Senior Notes Due 2011, all of which new notes have been registered under the Securities Act, in exchange for your old notes.
To exchange your old notes, you must properly tender them, and we must accept them. We will exchange all old notes that you validly tender and do not validly withdraw.
Resale of New Notes
We believe that, if you are not a broker-dealer, you may offer for resale, resell or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the new notes in the ordinary course of your business;

• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the new notes; and
• are not an "affiliate" of the issuer within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires new notes for its own account in exchange for old notes must acknowledge that it will deliver a proper prospectus when it transfers any new notes. During the period ending 180 days after the expiration date of the exchange offer, subject to extension in limited circumstances, a broker-dealer may use this prospectus for an offer to sell or a sale or other transfer of new notes received in exchange for old notes which it acquired through market-making or other trading activities.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2001, unless we extend it.
Withdrawal	You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires.

Procedures for Tendering Old Notes	Each holder of old notes that wishes to accept the exchange offer must either
•
complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required and deliver the letter of transmittal, together with the old notes and any other required documents, to the exchange agent; or
	•	arrange for DTC to transmit the required information to the exchange agent in connection with a book-entry transfer.

Do not send letters of transmittal or certificates representing old notes to the issuer or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal.
Special Procedures for Tenders by Beneficial Owners of Old Notes	If
	•	you beneficially own old notes;
	•	those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and
	•	you wish to tender your old notes in the exchange offer,
please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures
If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes but
• your old notes are not immediately available;
• time will not permit you to deliver the required documents to the exchange agent by the expiration date; or
• you cannot complete the procedure for book-entry transfer on time, you may tender your old notes pursuant to the procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery Procedures."
Consequences of Not Exchanging Old Notes
If you were not to tender your old notes or we were to reject your tender, your old notes would remain outstanding and would be entitled to the benefits of the indenture. You would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the old notes. We could reject your tender of old notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal.
You do not have any appraisal or dissenters' rights in connection with the exchange offer.
United States Federal Income Tax and ERISA Considerations
Your exchange of old notes for new notes is not a taxable exchange for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income, under U.S. federal income tax law, as a result of the exchange. The exchange of old notes for new notes by a benefit plan investor is likely to be subject to the general fiduciary obligations imposed on such investors by U.S. federal employee retirement and income tax law.
Conditions	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

Use of Proceeds	We will not receive any proceeds from the exchange offer. The net proceeds from the issuance of the old notes were used to repay indebtedness under our then-existing credit facility.
Acceptance of Old Notes and Delivery of New Notes
We will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the new notes as soon as practicable after the expiration date.
Exchange Agent
U.S. Bank Trust National Association is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this prospectus under "The Exchange Offer-Exchange Agent" and in the letter of transmittal.

THE NEW NOTES

    The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not be entitled to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.

    The new notes represent the same debt as the old notes and are governed by the same indenture, which is governed by New York law.

Issuer	Health Net, Inc.
Notes Offered	$400.0 million aggregate principal amount of 8 3/8% Senior Notes Due 2011.
Maturity Date	April 15, 2011.
Interest Payment Dates	Interest will be payable in cash on April 15 and October 15 of each year.
Denominations	$1,000 with integral multiples of $1,000.
Optional Redemption	The notes will be redeemable, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of:
• 100% of their principal amount; and
• the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted, on a semi-annual basis, at the treasury rate plus 40 basis points plus accrued interest to the date of redemption.
Ranking
The notes will rank equally in right of payment with all of the issuer's existing and future unsecured senior debt and will be senior in right of payment to all of the issuer's future subordinated debt. The indenture relating to the notes does not limit our ability to incur additional indebtedness.
Certain Covenants	The indenture governing the notes limits our ability and the ability of our subsidiaries to, among other things:
• incur liens on the common stock of our principal subsidiaries; and
• merge or consolidate or sell all or substantially all of the assets of Health Net and its subsidiaries.
Further Issuances
We may from time to time without the consent of the holders of notes create and issue further notes having the same terms and conditions as the notes so that the further issuance is consolidated and forms a single series with the previously outstanding notes.
Trustee, Paying and Transfer Agent and Registrar	U.S. Bank Trust National Association.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth our selected historical consolidated financial and other data for each of the fiscal years in the five-year period ended December 31, 2000 and for each of the first quarters ended March 31, 2001 and 2000. We derived the selected historical consolidated financial and other data from our audited consolidated financial statements for each of the years in the five-year period ended December 31, 2000 and from our unaudited consolidated financial statements for each of the first quarters ended March 31, 2001 and 2000, respectively. You should read this selected historical consolidated financial and other data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and the consolidated financial statements and related notes incorporated in this prospectus by reference.

Five-Year Financial History

First Quarter Ended March 31,	Year Ended December 31,
2001	2000	2000	1999(1)	1998(1)	1997(1)	1996(1)
(Amounts in thousands, except per share data and ratios)
Statement of Operations Data(2):
Revenues
Health plan services premiums	$2,074,699	$1,787,976	$7,351,098	$7,031,055	$7,124,161	$5,482,893	$5,395,125
Government contracts/Specialty services	388,090	388,980	1,623,158	1,529,855	1,411,267	1,408,402	1,225,723
Investment and other income	25,335	22,379	102,299	86,977	93,441	114,300	88,392

Total revenues	2,488,124	2,199,335	9,076,555	8,647,887	8,628,869	7,005,595	6,709,240

Expenses
Health plan services	1,767,394	1,522,518	6,242,282	5,950,002	6,090,472	4,470,816	4,606,574
Government contracts/Specialty services	273,035	254,663	1,080,407	1,002,893	924,075	990,576	995,820
Selling, general and administrative	339,578	319,097	1,296,881	1,301,743	1,413,771	1,185,018	868,196
Depreciation and amortization	26,351	26,461	105,899	112,041	128,093	98,353	112,916
Interest	14,438	21,334	87,930	83,808	92,159	63,555	45,372
Asset impairment, merger, restructuring and other costs	—	—	—	11,724	240,053	286,525	27,408
Net loss (gain) on sale of businesses and properties	—	—	409	(58,332)	(5,600)	—	—

Total expenses	2,420,796	2,144,073	8,813,808	8,403,879	8,883,023	7,094,843	6,656,286

Income (loss) from continuing operations before income taxes	67,328	55,262	262,747	244,008	(254,154)	(89,248)	52,954
Income tax provision (benefit)	24,913	21,207	99,124	96,226	(88,996)	(21,418)	14,124

Income (loss) from continuing operations	42,415	34,055	163,623	147,782	(165,158)	(67,830)	38,830
Discontinued operations(2):
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	(30,409)	25,084
Gain (loss) on disposition, net of tax	—	—	—	—	—	(88,845)	20,317

Income (loss) before cumulative effect of a change in accounting principle	42,415	34,055	163,623	147,782	(165,158)	(187,084)	84,231
Cumulative effect of a change in accounting principle, net of tax	—	—	—	(5,417)	—	—	—

Net income (loss)	$42,415	$34,055	$163,623	$142,365	$(165,158)	$(187,084)	$84,231

Earnings per share
Net income (loss)
Basic	$0.35	$0.28	$1.34	$1.16	$(1.35)	$(1.52)	$0.67

Diluted	$0.34	$0.28	$1.33	$1.16	$(1.35)	$(1.52)	$0.67

Balance Sheet Data (At End of Period):
Total assets	$3,579,153	$3,628,530	$3,670,116	$3,696,481	$3,863,269	$4,076,350	$3,423,776
Notes payable and capital leases—noncurrent	646,450	1,033,059	766,450	1,039,352	1,254,278	1,308,979	791,618
Stockholders' equity(3)	1,110,237	925,168	1,061,131	891,199	744,042	895,974	1,183,411
Cash Flows Provided By (Used In):
Operating activities	$316,870	$(42,236)	$366,163	$297,128	$100,867	$(125,872)	$(6,666)
Investing activities	(4,064)	5,037	(61,909)	163,422	146,963	(134,777)	(184,786)
Financing activities	(116,890)	(6,306)	(268,058)	(213,876)	(43,325)	332,071	348,803
Other Data:
EBITDA(4)	$108,117	$103,057	$456,576	$439,857	$(33,902)	$72,660	$211,242
EBITDA/interest expense	7.5	x	4.8	x	5.2	x	5.2	x	—	1.1	x	4.7	x
Adjusted EBITDA(5)	$108,117	$103,057	$456,985	$393,249	$200,551	$359,185	$238,650
Adjusted EBITDA/interest expense	7.5	x	4.8	x	5.2	x	4.7	x	2.2	x	5.7	x	5.3	x

(footnotes appear on following page)

(1)
Statement of operations data for 1999, 1998 and 1997 have been reclassified to conform to the 2000 presentation. Comparable information for 1996 reclassifications is not available.

(2)
In 1999, we completed the sale of non-core operations and some properties and other businesses of ours. We also completed the sale of our workers' compensation segment in 1998 and physician practice management segment in 1996. The workers' compensation segment and physician practice management segment have been accounted for as discontinued operations in 1997 and 1996, respectively. During 1997, we purchased four health plans.

(3)
No cash dividends were declared in any of the years presented.

(4)
EBITDA is defined as earnings (including investment and other income) before interest expense, income tax provision, depreciation and amortization. We are presenting information concerning EBITDA because we believe EBITDA is generally accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to income from continuing operations or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity. EBITDA may not be comparable to similarly captioned measures used by other companies.

(5)
Adjusted EBITDA is defined as earnings (including investment and other income) before interest expense, income tax provision, depreciation, amortization, asset impairment, merger, restructuring and other costs and net loss (gain) on the sale of businesses and properties. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to income from continuing operations or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly captioned measures used by other companies.

Ratio of Earnings to Fixed Charges

    The following table presents our ratios of earnings to fixed charges for the periods indicated. No ratio is shown for 1998 and 1997 because earnings were insufficient to cover fixed charges by $153.4 million and $18.4 million, respectively.

	Year Ended December 31,
First Quarter Ended March 31, 2001
	2000	1999	1998	1997	1996
4.9x	3.7x	3.6x	—	—	2.0x

    For purposes of computing the ratio of earnings to fixed charges, earnings represent our income from continuing operations before income taxes, adjusted to exclude the effect of any fixed charges that would reduce such earnings. Fixed charges include interest expense which is classified as such in the statement of operations, amortization of debt expense and the portion of rental expense, approximately 15%, that we estimate represents the interest portion of rental expense.

RECENT DEVELOPMENTS

Legal Proceedings

  Romero (formerly Pay) v. Foundation Health Systems, Inc.

    On June 12, 2001, the United States District Court for the Southern District of Mississippi entered an order dismissing all claims brought against Health Net in Romero (formerly Pay) v. Foundation Health Systems, Inc. (2:99CV329) with leave for the plaintiffs to refile an amended complaint. On this same date, the court stayed discovery until after the court rules upon motions to dismiss the amended complaints and any motions to compel arbitration. On June 29, 2001, the plaintiffs filed a third amended class action complaint which realleges causes of action under the federal Racketeer Influenced and Corrupt Organizations Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), common law civil conspiracy, and common law unjust enrichment. The third amended class action complaint seeks unspecified compensatory and treble damages and equitable relief. On July 24, 2001, the court heard arguments on class certification issues. We intend to vigorously defend the action.

  Shane v. Foundation Health Systems, Inc.

    On May 14, 2001, Health Net joined in a motion for stay of proceedings in Shane v. Humana, Inc., et al. (including Foundation Health Systems, Inc.) (00-1334-MD) in the United States District Court for the Southern District of Florida pending appeal in the Eleventh Circuit Court of Appeals. On June 12, 2001, the district court stayed discovery until after the district court rules upon motions to dismiss and motions to compel arbitration. This order staying discovery also applies to other actions transferred to the district court by the Judicial Panel on Multidistrict Litigation, namely California Medical Association v. Blue Cross of California, Inc., et al. and Klay v. Prudential Ins. Co. of America, et al. On June 25, 2001, the Eleventh Circuit Court of Appeals entered an order staying all proceedings in the district court pending resolution of the appeals relating to the district court's ruling on motions to compel arbitration. We intend to vigorously defend the action.

  Karen L., et al. v. Physicians Health Services, Inc.

    On July 6, 2001, the United States District Court for the District of Connecticut granted plaintiff's motion for class certification in Karen L., et al. v. Physicians Health Services, Inc., certifying a class consisting of all past, present and future Medicaid recipients who were, are or will be enrolled in any managed care plan offered by Physicians Health Services, Inc. ("PHS"), a subsidiary of ours, under contract with the Commissioner of the State of Connecticut, Department of Social Services. This action was instituted against PHS on November 17, 1999 on behalf of a putative state-wide class seeking injunctive relief for alleged violations of the federal Medicaid statute, 42 U.S.C. §1396a(a)(3), the Due Process Clause of the Fourteenth Amendment to United States Constitution, the Connecticut Unfair Trade Practices Act, Conn. Gen. Stat. §42-110a et seq., and the Connecticut Unfair Insurance Practices Act, Conn. Gen. Stat. §38a-815 et seq. The plaintiffs in this action allege that PHS failed to adequately notify class members of adverse actions regarding coverage of claims made by enrollees of PHS's Medicaid managed care plans and that PHS failed to adequately ensure that those Medicare enrollees can apply for and be furnished with prescription drug benefits without delay. We intend to vigorously defend the action.

Legislation

    On June 2, 2001, the United States Senate passed legislation, sometimes referred to as "patients' rights" or "patients' bill of rights" legislation, that seeks, among other things, to hold health plans liable for claims regarding health care delivery and improper denial of care. The United States House of Representatives passed similar legislation on August 2, 2001. Congress will attempt to reconcile the two bills in a conference committee. Although both bills provide for independent review of decisions regarding medical care, the bills differ on the circumstances under which lawsuits may be brought against managed care organizations and the scope of their liability. If patients' bill of rights legislation is enacted into law, we would be subject to significant additional litigation risk and regulatory compliance costs, which could be costly to us and could have a significant effect on our results of operations. Although we could attempt to mitigate our ultimate exposure to litigation and regulatory compliance costs through, among other things, increases in premiums, there can be no assurance that we would be able to mitigate or cover the costs stemming from litigation arising under patients' bill of rights legislation or the other costs that we could incur in connection with complying with patients' bill of rights legislation.

USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. The exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement. We used the $395.1 million in net proceeds from the issuance of the old notes, after deduction of the initial purchasers' discount and the payment of expenses related to the offering of the old notes, to repay indebtedness under our then-existing credit facility, which was scheduled to expire on July 8, 2002. On June 28, 2001, we replaced our then-existing credit facility with two new credit facilities. See "Description of Other Indebtedness."

CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2001 on an actual basis and as adjusted to give effect to the issuance and sale of the old notes and the use of the net proceeds therefrom to repay indebtedness under our then-existing credit facility. You should read this summary in conjunction with "Selected Historical Consolidated Financial and Other Data" and the financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, incorporated herein by reference. See "Information Incorporated by Reference" and "Where You Can Find More Information."

	As of March 31, 2001
	Actual	As Adjusted
	(Amounts in thousands, except per share data)
Long-term debt:
Credit facility(1)	$646,450	$251,350
8 3/8% senior notes due 2011(2)	—	398,576

Total long-term debt	646,450	649,926
Stockholders' equity:
Preferred stock ($0.001 par value per share, 10,000 shares authorized, none issued and outstanding)	—	—
Class A common stock ($0.001 par value per share, 350,000 shares authorized, 126,038 issued and outstanding)	126	126
Class B non-voting convertible common stock ($0.001 par value per share, 30,000 shares authorized, none issued and outstanding)	—	—
Additional paid-in capital	652,114	652,114
Treasury Class A common stock, at cost (3,194 shares)	(95,831)	(95,831)
Retained earnings	553,639	553,639
Accumulated other comprehensive income	189	189

Total stockholders' equity	1,110,237	1,110,237

Total capitalization	$1,756,687	$1,760,163

(1)
On June 28, 2001, we entered into two new credit facilities: a $175 million 364-day credit facility and a $525 million five-year credit facility. See "Description of Other Indebtedness." These credit facilities replaced our former credit facility. As of June 30, 2001, the aggregate amount outstanding under these credit facilities was $230 million.

(2)
On April 12, 2001, we issued $400 million principal amount of 8 3/8% Senior Notes Due 2011. This amount is shown net of unaccreted original issue discount.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

    In connection with the issuance of the old notes on April 12, 2001, the issuer entered into an exchange and registration rights agreement with the initial purchasers of the old notes. Under the exchange and registration rights agreement, the issuer agreed, among other things, to

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  file with the SEC on or before the 90th day after the date of issuance of the old notes a registration statement relating to a registered exchange offer for the old notes under the Securities Act;
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  use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 150 days after the date of issuance of the old notes;
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  keep the exchange offer open for a period of not less than 20 business days; and
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  use its reasonable best efforts to cause the exchange offer to be consummated within 180 days of the date of issuance of the old notes.

    The exchange offer and the registration statement of which this prospectus is a part are intended to satisfy these obligations of the issuer under the exchange and registration rights agreement. Under some circumstances, the issuer may be required to file and use its best efforts to cause to become effective, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the issuer fails to meet specified deadlines under the exchange and registration rights agreement, it will be obligated to pay additional interest to holders of the old notes. See "—Registration Rights and Additional Interest on the Old Notes." Copies of the exchange and registration rights agreement may be obtained by following the instructions under "Where You Can Find More Information" and "Information Incorporated by Reference."

    None of the issuer, its board of directors or management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of notes to tender.

Terms of the Exchange Offer

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuer will accept for exchange old notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The exchange offer expires at 5:00 p.m., New York City time, on              , 2001, or such later date and time to which we extend the exchange offer.

    The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

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  will have been registered under the Securities Act;
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  will not bear restrictive legends restricting their transfer under the Securities Act;
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  will not be entitled to the registration rights that apply to the old notes; and
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  will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.

    Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

    The issuer expressly reserves the right, in its reasonable discretion and in accordance with applicable law:

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  to extend the expiration date;
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  to delay accepting any old notes;
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  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any old notes for exchange; and
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  to amend the exchange offer in any manner.

    In the event of any extension, delay, non-acceptance, termination or amendment, the issuer will as promptly as practicable give oral or written notice to the exchange agent and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension of the exchange offer, the issuer will make an announcement, including disclosure of the approximate number of old notes tendered to date, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    If the issuer amends the exchange offer in a manner that it considers material, it will:

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  disclose the amendment by means of a prospectus supplement; and
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  extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

    During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the issuer. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Resale of New Notes

    Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes for resale, resell and otherwise transfer the new notes without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business and has no intention of engaging in a "distribution," as defined under the Securities Act, of the new notes. We will not, however, seek our own interpretive letter from the SEC staff and cannot assure you that the SEC staff would take the same position with respect to the exchange offer as it did in the interpretations to third parties in similar transactions.

    By tendering old notes, the holder of those old notes will represent to the issuer that, among other things:

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  the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder;
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  neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the new notes; and

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  neither the holder nor any other person receiving the new notes is an "affiliate," as defined under Rule 405 of the Securities Act, of the issuer, or, if the holder or other person is an affiliate, that the holder or such other person, as the case may be, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If any holder or any such other person is an affiliate of the issuer or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or other person:

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  may not rely on the applicable interpretations of the staff of the SEC; and
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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with resales of new notes received in exchange for those old notes. The issuer has agreed that, during the period ending 180 days after the expiration date of the exchange offer, subject to extension in limited circumstances, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution and Selling Restrictions" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Procedures for Tendering Old Notes

  Valid Tender; Signature Guarantees

    When the holder of old notes tenders, and the issuer accepts, old notes for exchange, a binding agreement between the issuer, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

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  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent, U.S. Bank Trust National Association, at the address set forth below under the heading "—Exchange Agent;" or
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  if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must cause an agent's message to be transmitted to the exchange agent at the address set forth below under the heading "—Exchange Agent."

    In addition, on or prior to the expiration date, either:

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  the exchange agent must receive the certificates for the old notes and the letter of transmittal;
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  the exchange agent must receive a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at The Depository Trust Company ("DTC"), along with the letter of transmittal or an agent's message; or
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  the holder must comply with the guaranteed delivery procedures described below.

    The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the issuer may enforce the letter of transmittal against such holder.

    If you beneficially own old notes, those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

    The method of delivery of the old notes, the letter of transmittal and all other required documents is at the election and risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to the issuer.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

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  by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or
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  for the account of an eligible institution.

    An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

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  a bank;
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  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;
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  a credit union;
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  a member of a national securities exchange, registered securities association or clearing agency; or
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  a savings association that is a participant in a securities transfer association for the account of an eligible institution.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

    If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the issuer in its sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

    The issuer will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in its sole discretion. Its determination will be final and binding. The issuer reserves the absolute right to:

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  reject any and all tenders of any old note improperly tendered;
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  refuse to accept any old note if, in its judgment or the judgment of its counsel, acceptance of the old note may be deemed unlawful; or

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  waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer, whether or not similar defects, irregularities or conditions are waived in the case of other holders.

    The issuer's interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the issuer will determine, unless the issuer waives the defects or irregularities. Neither the issuer, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will the issuer incur any liability for failure to give such notification.

    If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign any letter of transmittal, any old notes or any written instruments of transfer or exchange, such persons should so indicate when signing and must submit proper evidence satisfactory to the issuer of such person's authority to so act unless the issuer waives this requirement.

  Book-Entry Transfers

    For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program ("ATOP") procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with its ATOP procedures for transfer.

    Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

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  the letter of transmittal or facsimile thereof (or an agent's message in lieu of the letter of transmittal) with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange Agent" or
  •
  the guaranteed delivery procedures described below must be complied with.

  Guaranteed Delivery Procedures

    If a holder of old notes desires to tender old notes and the holder's old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

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  the holder tenders the old notes through an eligible institution;
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  prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with the form of letter of transmittal, by telegram, telex, facsimile transmission, mail or hand delivery,

    •
    setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered;
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    stating that the tender is being made; and
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    guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

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  the exchange agent receives the certificates for all physically tendered old notes in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Acceptance of Old Notes for Exchange; Delivery of New Notes

    Upon satisfaction or waiver of all of the conditions to the exchange offer, the issuer will accept, promptly after the expiration date, all old notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, the issuer will be deemed to have accepted properly tendered old notes for exchange when, as and if it has given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before old notes are accepted for exchange.

    For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from April 12, 2001. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

    In all cases, the issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

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  certificates for such old notes or a timely book-entry confirmation of the transfer of such old notes into the exchange agent's account at DTC;
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  a properly completed and duly executed letter of transmittal or an agent's message; and
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  all other required documents.

    If for any reason set forth in the terms and conditions of the exchange offer the issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the issuer will return such unaccepted or non-exchanged old notes without cost to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC for the old notes.

Withdrawal Rights

    You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under "—Exchange Agent." The notice of withdrawal must:

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  specify the name of the person having tendered the old notes to be withdrawn;
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  identify the old notes to be withdrawn, including the principal amount of such old notes; and
  •
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

    If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the withdrawing holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

    The issuer will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and its determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

    In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC. The old notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

    Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

    Notwithstanding any other provision of the exchange offer, the issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, the issuer determines that the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

    The foregoing conditions are for the sole benefit of the issuer, and it may assert them regardless of the circumstances giving rise to any such condition, or it may waive the conditions, completely or partially, whenever or as many times as it chooses, in its reasonable discretion. The foregoing rights are not deemed waived because the issuer fails to exercise them, but continue in effect, and it may still assert them whenever or as many times as it chooses. If the issuer determines that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the Exchange Offer."

    In addition, the issuer will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

    If the issuer terminates or suspends the exchange offer based on a determination that the exchange offer violates applicable law or SEC staff interpretations, the exchange and registration rights agreement requires that the issuer, as soon as practicable after such determination, use its reasonable best efforts to cause a shelf registration statement covering the resale of the old notes to be filed and declared effective by the SEC. See "—Registration Rights and Additional Interest on the Old Notes."

Exchange Agent

    The issuer has appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus, letters of transmittal and notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail: U.S. Bank Trust National Association Corporate Trust Services P.O. Box 64485 St. Paul, Minnesota 55164-9549 Attention: Specialized Finance	By Overnight Courier: U.S. Bank Trust National Association Corporate Trust Services 180 East 5th Street, 4th Floor St. Paul, Minnesota 55101 Attention: Scott Masson, Specialized Finance
By Hand: U.S. Bank Trust National Association Corporate Trust Services 100 Wall Street,	By Facsimile: (651) 244-1537 Attention: Scott Masson
16th Floor New York, New York 10005 Attention: Bond Drop Window	Confirm by Telephone: (651) 244-8161

For Information Call:
(800) 934-6802

Delivery of a letter of transmittal or any other required document to an address or facsimile number other than that listed above will not constitute valid delivery of the letter of transmittal or other document and will not effect a valid tender of your old notes.

Fees and Expenses

    The exchange and registration rights agreement provides that the issuer will bear all expenses in connection with the performance of its obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients and for handling or tendering for their clients.

    We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person (other than the exchange agent) for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

    The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss on the exchange for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the notes.

Consequences of Failure to Exchange Old Notes

    You do not have any appraisal or dissenters' rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Except in limited circumstances with respect to specific types of holders of old notes, the issuer will have no further obligation to provide for the registration under the Securities Act of the old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that the issuer will take any action to register the old notes under the Securities Act or under any state securities laws.

    Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes.

    Holders of the new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class under the indenture.

Registration Rights and Additional Interest on the Old Notes

    If

  •
  the issuer is not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

  •
  for any other reason the exchange offer is not consummated within 180 days after the date of issuance of the old notes;
  •
  any old notes validly tendered pursuant to the exchange offer are not exchanged for new notes within 10 days of being accepted in the exchange offer;
  •
  any initial purchaser of the old notes so requests with respect to old notes held by the initial purchasers that are not eligible to be exchanged for new notes in the exchange offer;
  •
  any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer; or
  •
  any holder of old notes that participates in the exchange offer does not receive freely transferable new notes in exchange for old notes,

then the issuer will file with the SEC as promptly as practicable, but in no event later than the date that is 45 days after the issuer is so required or requested, which we refer to as the shelf filing date, a shelf registration statement to cover resales of old notes that are "transfer restricted securities" by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement. "Transfer restricted securities" means each old note until the earliest to occur of:

  •
  the date on which that old note has been exchanged for a freely transferable new note in the exchange offer;
  •
  the date on which that old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or
  •
  the date on which that old note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act.

    If a shelf registration statement filing is required, the issuer must use its reasonable best efforts to

  •
  have the shelf registration statement declared effective by the SEC as promptly as practicable after the filing; and
  •
  keep the shelf registration statement effective for a period ending on the earlier of
  •
  two years after the date of issuance of the old notes; and
  •
  the date all transfer restricted securities become eligible for resale without volume restrictions under Rule 144 under the Securities Act.

    The exchange and registration rights agreement provides that in the event (i) the issuer has not, by the date that is 90 days after the issuance of the old notes, filed with the SEC a registration statement relating to a registered exchange offer for the old notes under the Securities Act; (ii) by the date that is 150 days after the issuance of the old notes, such registration statement has not been declared effective under the Securities Act; or (iii) the issuer has not, by the date that is 180 days after the issuance of the old notes, consummated a registered exchange offer for the old notes or caused a shelf registration statement with respect to resales of the old notes to be declared effective, the issuer will be obligated to pay additional interest to each holder of the old notes in an amount equal to 0.25% per annum of the principal amount of the old notes held by the holder during the first 90 day period, increasing by an additional 0.25% per annum during each subsequent 90 day period up to a maximum of 0.75% per annum, until the exchange offer is consummated or the shelf registration statement is declared effective, as the case may be, whereupon the interest rate will decrease permanently to the original interest rate on the old notes.

DESCRIPTION OF OTHER INDEBTEDNESS

    We have two credit facilities with Bank of America, N.A., as administrative agent, each governed by a separate credit agreement dated as of June 28, 2001. The credit facilities, providing for an aggregate of $700 million in borrowings, consist of

  •
  a $175 million 364-day revolving credit facility; and

  •
  a $525 million five-year revolving credit and competitive advance facility.

    We established the credit facilities to refinance our then-existing credit facility and to finance any lawful general corporate purposes, including acquisitions, and working capital. The credit facilities allow us to borrow funds

  •
  by obtaining committed loans from the group of lenders as a whole on a pro rata basis;

  •
  by obtaining under the five-year facility loans from individual lenders within the group by way of a bidding process;

  •
  by obtaining under the five-year facility swingline loans in an aggregate amount of up to $50 million that may be requested on an expedited basis; and

  •
  by obtaining under the five-year facility letters of credit in an aggregate amount of up to $200 million.

    Repayment.  The 364-day credit facility expires on June 27, 2002. We must repay all borrowings under the 364-day credit facility by June 27, 2004. The five-year credit facility expires on, and we must repay all borrowings under the five-year credit facility by, June 28, 2006, unless the five-year credit facility is extended. The five-year credit facility may, at our request and subject to approval by lenders holding at least two-thirds of the aggregate amount of the commitments under the five-year credit facility, be extended for up to two twelve-month periods to the extent of the commitments made under the five-year credit facility by such approving lenders. Swingline loans under the five-year credit facility are subject to repayment within no more than seven days.

    Covenants.  The credit agreements contain negative covenants, including financial covenants, that impose restrictions on our operations. The financial covenants in the credit agreements provide that

  •
  for any period of four consecutive fiscal quarters, the consolidated leverage ratio, which is the ratio of (i) our consolidated funded debt to (ii) our consolidated net income before interest, taxes, depreciation, amortization and other specified items ("consolidated EBITDA"), must not exceed 3 to 1;

  •
  for any period of four consecutive fiscal quarters, the consolidated fixed charge coverage ratio, which is the ratio of (i) our consolidated EBITDA plus consolidated rental expense minus consolidated capital expenditures to (ii) our consolidated scheduled debt payments (defined as the sum of scheduled principal payments, interest expense and rent expense), must be at least 1.5 to 1; and

  •
  we must maintain our consolidated net worth at a level equal to at least $945 million (less the sum of a pre-tax charge associated with our sale of Florida Health Plan and specified pre-tax charges relating to the write-off of goodwill) plus 50% of our consolidated net income and 100% of our net cash proceeds from equity issuances.

The other covenants in the credit agreements include, among other things, limitations on incurrence of indebtedness by subsidiaries of Health Net, Inc. and on our ability to

  •
  incur liens;

  •
  extend credit and make investments;

  •
  merge, consolidate, dispose of stock in subsidiaries, lease or otherwise dispose of assets and liquidate or dissolve;

  •
  engage in transactions with affiliates;

  •
  substantially alter the character or conduct of the business of Health Net, Inc. or any of its "significant subsidiaries" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC;

  •
  make restricted payments, including dividends and other distributions on capital stock and redemptions of capital stock; and

  •
  become subject to other agreements or arrangements that restrict (i) the payment of dividends by any Health Net, Inc. subsidiary, (ii) the ability of Health Net, Inc. subsidiaries to make or repay loans or advances to us, (iii) the ability of any subsidiary of Health Net, Inc. to guarantee our indebtedness or (iv) the creation of any lien on our property.

    Interest and fees.  Committed loans under the credit facilities bear interest at a rate equal to a base rate plus a margin that depends on our senior unsecured credit rating. Loans obtained through the bidding process bear interest at a rate determined in the bidding process. Swingline loans under the five-year credit facility bear interest equal to, at our option, either a base rate plus a margin that depends on our senior unsecured credit rating or a rate quoted to us by the swingline lender. We pay fees on outstanding letters of credit and a facility fee, computed as a percentage of the lenders' commitments under the credit facilities, which varies from 0.130% to 0.320% per annum for the 364-day facility and from 0.155% to 0.375% per annum for the five-year facility, depending on our senior unsecured credit rating.

    Events of Default.  The credit agreements provide for acceleration of repayment of indebtedness under the credit facilities upon the occurrence of customary events of default.

DESCRIPTION OF NOTES

    The old notes were, and the new notes will be, issued under an indenture dated as of April 12, 2001, between the issuer and U.S. Bank Trust National Association, as trustee, a copy of which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, which is incorporated herein by reference. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

    The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not be entitled to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.

    Except as otherwise indicate, the following summary relates to both the old notes and the new notes. When we refer to the term "note" or "notes," we are referring to both the old notes and the new notes to be issued in the exchange offer. When we refer to "holder" of the notes, we are referring to those persons who are the registered holders of the notes on the books of the registrar appointed under the indenture. In this description of notes, references to "Health Net," "issuer," "we," "our" and "us" refer only to Health Net, Inc. and not to subsidiaries of Health Net, Inc.

    This description of notes is intended to be a useful overview of the material provisions of the notes and the indenture. Since this description of notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. Copies of the indenture may be obtained by following the instructions under "Where You Can Find More Information" and "Information Incorporated by Reference."

General

    The Notes.  The notes:

    •
    are general unsecured, senior obligations of the issuer;

    •
    constitute a series of debt securities issued under the indenture and are limited to an aggregate principal amount of $400 million;

    •
    will mature on April 15, 2011;

    •
    were issued in denominations of $1,000 and integral multiples of $1,000; and

    •
    are represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "Book-Entry; Delivery and Form."

    Interest.  Interest on the notes will:

    •
    accrue at the rate of 8 3/8% per annum, subject to adjustment as described below;

    •
    accrue from April 12, 2001 or the most recent interest payment date;

    •
    be payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2001;

    •
    be payable to the holders of record on the April 1 and October 1 immediately preceding the related interest payment date; and

    •
    be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment and Transfer

    Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose, which initially will be the corporate trust office of the trustee located at U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005. Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses.

    A holder may transfer or exchange notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a transfer or exchange. We are not required to transfer or exchange any note selected for redemption or for a period of 15 days before a selection of notes to be redeemed.

    The registered holder of a note will be treated as the owner of it for all purposes.

Interest Rate Adjustment

    The interest rate payable on the notes will be subject to adjustment from time to time if either of the Rating Agencies (as defined below) downgrades the rating ascribed to the notes below Investment Grade (as defined below). There will be no limit on the number of times the interest rate payable on the notes can be adjusted up or down based on rating changes by either Rating Agency during the life of the notes.

    The notes will bear interest at the applicable interest rate from the date of issuance of the notes up until the date on which either of the Rating Agencies downgrades the rating ascribed to the notes below Investment Grade (the "Step-Up Date"). Beginning with and including a Step-Up Date, the notes will bear interest at an adjusted interest rate equal to 9 7/8% per annum.

    If on any date (the "Step-Down Date") subsequent to a step-up in the interest rate as a result of a rating change by either or both of the Rating Agencies, a new rating change by either or both of the Rating Agencies causes the ratings ascribed to the notes by both Rating Agencies to be above Non-Investment Grade (as defined below), the interest payable on the notes will be decreased to 8 3/8% per annum effective from and including the Step-Down Date.

    Any interest rate increase or decrease, as described herein, will take effect on the Step-Up Date or Step-Down Date, as applicable.

    For purposes of this "Interest Rate Adjustment" provision, the following definitions shall apply:

    "Investment Grade" means Baa3 (or the equivalent) or higher by Moody's or BBB- (or the equivalent) or higher by S&P or the equivalent of such ratings used by any other Rating Agency selected as provided in the definition of the term "Rating Agencies."

    "Non-Investment Grade" means Ba1 (or the equivalent) or lower by Moody's or BB+ (or the equivalent) or lower by S&P or the equivalent of such ratings used by any other Rating Agency selected as provided in the definition of the term "Rating Agencies."

    "Rating Agencies" means (i) Moody's Investors Service, Inc. ("Moody's") and Standard and Poor's Ratings Service ("S&P") or (ii) if Moody's or S&P or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the issuer by notice to the trustee, which shall be substituted for Moody's or S&P or both, as the case may be. "Rating Agency" shall mean either of the Rating Agencies.

Optional Redemption

    The notes will be redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days' prior notice mailed to each holder of notes to be redeemed at the holder's address appearing in the note register. The notes will be redeemable at a price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments on the notes to be redeemed consisting of principal and interest, exclusive of interest accrued to the date of redemption, at the rate in effect on the date of calculation of the redemption price, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 40 basis points plus accrued interest to the date of redemption.

    The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each noteholder to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest ceases to accrue on any notes that are redeemed. If less than all the notes are redeemed at any time, the trustee will select notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

    For purposes of determining the optional redemption price, the following definitions are applicable:

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

    "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the bid price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, at 4:00 P.M. on the third business day preceding that redemption date, as set forth on "Telerate Page 500," or such other page as may replace Telerate Page 500; or

  •
  if Telerate Page 500, or any successor page, is not displayed or does not contain bid prices for the Comparable Treasury Issue at that time, the average of the Reference Treasury Dealer Quotations obtained by the trustee for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or, if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.

    "Independent Investment Banker" means Chase Securities Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to the issuer.

    "Reference Treasury Dealer" means Chase Securities Inc. and its successors and three other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a "Primary Treasury Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the issuer shall substitute therefor another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

    "Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

    Except as set forth above, the notes will not be redeemable by the issuer prior to maturity and will not be entitled to the benefit of any sinking fund.

Further Issuances

    The issuer may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Ranking

    The notes will be unsecured and unsubordinated indebtedness of the issuer and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the issuer. The notes will effectively rank junior to any existing and future secured indebtedness of the issuer to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of the issuer's subsidiaries. Indebtedness of the issuer's subsidiaries and obligations of the issuer's subsidiaries to trade creditors and others are structurally senior to the notes since, in the event of the issuer's bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of its subsidiaries will be available to pay the notes only after the subsidiaries' indebtedness and obligations to trade creditors and others are paid in full and regulatory authorities have approved any distribution. Regulatory approval could be subject to significant delay. Because the issuer stands as an equity holder, rather than a creditor, of its subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries' assets before the issuer's creditors, including the note holders.

    The issuer's operations are and will be conducted by its subsidiaries, and substantially all of the issuer's assets are and will be owned by its subsidiaries, which are not obligated or required to pay any of the amounts due on the notes. Because the issuer conducts its operations through subsidiaries, it depends on dividends, loans, advances and other payments from these subsidiaries to satisfy its financial obligations. Applicable corporate and other laws and regulations, as well as contractual obligations, could prevent these subsidiaries from making payments to the issuer in amounts sufficient to allow the issuer to satisfy its debts, including the notes. The issuer's direct and indirect subsidiaries include HMOs and insurance companies, which are subject to state regulations that, among other things, may require the maintenance of minimum levels of statutory capital and may restrict the timing and amount of dividends and other distributions to their parent companies. Generally, the amount of dividend distributions that may be paid by a regulated insurance or HMO company without prior approval by state regulatory authorities is limited based on the entity's level of statutory net income and statutory capital and surplus.

Certain Covenants

    Except as set forth below, the issuer is not restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or from purchasing or redeeming its capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that require the issuer to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving the issuer which may adversely affect the creditworthiness of the notes.

    Limitations on Liens.  The indenture provides that the issuer will not, nor will it permit any of its Principal Subsidiaries to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary owned by the issuer or any of its Principal Subsidiaries, unless the issuer's obligations under the notes and, if the issuer so elects, any other indebtedness of the issuer ranking on a parity with, or prior to, the notes, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured.

    Merger, Consolidation or Sale of Assets.  The indenture provides that the issuer may not consolidate with or merge with or into, or sell, lease or convey all or substantially all of its assets to, another person unless:

    (1) the resulting, surviving or transferee person (the "successor") is either the issuer or is a person organized under the laws of the United States, any state or the District of Columbia and assumes by supplemental indenture all of the issuer's obligations under the indenture and the notes; and

    (2) immediately after giving effect to the transaction no event of default or event which with notice or lapse of time would be an event of default has occurred and is continuing.

    The successor will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of the issuer under the indenture.

    For purposes of the covenants described above, the following definitions apply:

    "Common Stock" means, with respect to any Principal Subsidiary, stock of any class, however designated, except stock which is nonparticipating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock.

    "Principal Subsidiary" means a consolidated subsidiary of the issuer that, as of the time of the determination of whether such consolidated subsidiary is a "Principal Subsidiary," accounted for 10% or more of the total assets of the issuer and its consolidated subsidiaries, in each case as set forth in the most recent balance sheets filed by the issuer with the SEC.

Events of Default

    Each of the following is an event of default under the indenture:

    (1) default in any payment of interest or additional interest (as required by the exchange and registration rights agreement) on any note when due, continued for 30 days;

    (2) default in the payment of principal of or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

    (3) failure by the issuer to comply for 60 days after notice with its other agreements contained in the indenture;

    (4) (A) failure by the issuer or any of its subsidiaries to pay indebtedness for money borrowed by the issuer or any of its subsidiaries in an aggregate principal amount of at least $50,000,000, at the later of final maturity or the expiration of any applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after notice or (B) acceleration of the maturity of indebtedness for money borrowed by the issuer or any of its subsidiaries in an aggregate principal amount of at least $50,000,000, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after notice; or

    (5) certain events of bankruptcy, insolvency or reorganization of the issuer or any of its Subsidiaries which is a "significant subsidiary" under Regulation S-X of the Securities Act (the "bankruptcy provisions").

    However, a default under clause (3) or (4) of this paragraph will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the issuer of the default and such default is not cured within the time specified in clause (3) or (4) of this paragraph after receipt of such notice.

    If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, the trustee by notice to the issuer or the holders of at least 25% in principal amount of the outstanding notes by notice to the issuer and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

    Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

  •
  such holder has previously given the trustee notice that an event of default is continuing;

  •
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

    Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, the issuer is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Amendments and Waivers

    Modifications and amendments of the indenture may be made by the issuer and the trustee with the consent of the holders of a majority in principal amount of all debt securities (including the notes) then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  •
  reduce the amount of notes whose holders must consent to an amendment;

  •
  reduce the stated rate of or extend the stated time for payment of interest on any note;

  •
  reduce the principal of or change the stated maturity of any note;

  •
  reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed;

  •
  make any note payable in money other than that stated in the note;

  •
  impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by the issuer with certain restrictive provisions of the indenture. Subject to certain rights of the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture that cannot be modified or amended without the consent of the holder of each note that is affected.

    Without the consent of any holder, the issuer and the trustee may amend the indenture to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor of the obligations of the issuer under the indenture;

  •
  add guarantees with respect to the notes;

  •
  secure the notes;

  •
  add to the covenants of the issuer for the benefit of the holders or surrender any right or power conferred upon the issuer;

  •
  make any change that does not adversely affect the rights of any holder; or

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

    The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

    The issuer at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

    The issuer at any time may terminate its obligations under covenants described under "—Certain Covenants" (other than "—Certain Covenants—Merger, Consolidation or Sale of Assets") and the operation of the cross-default and the cross acceleration provisions with respect to the issuer described under "—Events of Default" above ("covenant defeasance").

    The issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If the issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (4) under "—Events of Default" above or because of an event of default specified in clause (3) under "—Events of Default" above with respect to the issuer's obligations under "—Certain Covenants—Limitation on Liens." If the issuer fails to comply with our remaining obligations with respect to the notes under the indenture after the issuer exercises the covenant defeasance option and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. However, the issuer will remain liable for those payments.

    In order to exercise either defeasance option, the issuer must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Concerning the Trustee

    U.S. Bank Trust National Association is the trustee under the indenture and has been appointed by the issuer as registrar and paying agent with regard to the notes.

Governing Law

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM

General

    The new notes will be represented by one or more notes in registered global form, without interest coupons attached. On the date of closing of the exchange offer, these global notes (the "New Global Note") will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The new notes will initially be represented by the New Global Note.

    Ownership of interests in the New Global Note ("Book-Entry Interests") will be limited to persons that have accounts with DTC, or persons that hold interests through such participants. Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of new notes in definitive form.

    Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, or DTC's nominees and participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition while the new notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of new notes for any purpose. So long as the new notes are held in global form, DTC or its nominees, will be considered the sole holders of the New Global Note for all purposes under the indenture. In addition, participants must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture.

    Neither the issuer nor the trustee will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of the New Global Note

    In the event the New Global Note, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such New Global Note from the amount received by it in respect of the redemption of such New Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such New Global Note, or any portion thereof. The issuer understands that, under existing practices of DTC, if fewer than all of the new notes are to be redeemed at any time, DTC will credit its participants' accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Payments on the New Global Note

    Payments of any amounts owing in respect of the New Global Note, including principal, premium, if any, and interest, will be made by the issuer to DTC or its nominee in the case of the New Global Note as the registered holder of such New Global Note under the indenture, which will distribute such payments to its participants in accordance with its procedures. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. The issuer expects that payments by participants to owners of Book-Entry Interests held through such participants will be governed by standing customer instructions and customary practices.

    Under the terms of the indenture, the issuer and the trustee will treat DTC or its nominees as the owner of the New Global Note for the purpose of receiving payments and for all other purposes. Consequently, none of the issuer, the trustee or any agent of the issuer or the trustee has or will have any responsibility or liability for:

  •
  any aspect of the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, or

  •
  DTC or any participant or indirect participant.

Action by Owners of Book-Entry Interests

    DTC has advised the issuer that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described above, only at the direction of one or more participants to whose account the Book-Entry Interests in the New Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the New Global Note. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the New Global Note for definitive registered notes in certificated form, and to distribute such definitive registered notes to its participants.

Definitive Registered Notes

    Under the terms of the indenture, owners of the Book-Entry Interests will receive definitive registered notes:

  •
  if DTC notifies the issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the issuer within 120 days;

  •
  if DTC so requests following an Event of Default under the indenture; or

  •
  if the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC or the issuer following an Event of Default under the indenture.

    In the case of the issuance of definitive registered notes, the holder of a definitive registered note may transfer such note by surrendering it to the registrar or a transfer agent. In the event of a partial transfer or a partial redemption of a holding of definitive registered notes represented by one definitive registered note, a definitive registered note shall be issued to the transferee in respect of the part transferred and a new definitive registered note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided, that no definitive registered note in a denomination less than $1,000 shall be issued. The cost of preparing, printing, packaging and delivery the definitive registered notes shall be borne by the issuer.

    The issuer shall not be required to register the transfer or exchange of definitive registered notes for a period of 15 calendar days preceding:

  •
  the record date for any payment of interest on the notes;

  •
  any date fixed for redemption of the notes; or

  •
  the date fixed for selection of the notes to be redeemed in part.

    Also, the issuer is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any definitive registered note, the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. The issuer may require a holder to pay any taxes and fees required by law and permitted by the indenture and the notes.

    If a holder of a definitive registered note claims that such definitive registered note has been lost, destroyed or wrongfully taken or if such definitive registered note is mutilated and is surrendered to the registrar or at the office of a transfer agent, the issuer shall issue and the trustee shall authenticate a replacement definitive registered note if the trustee's and the issuer's requirements are met. The trustee or the issuer may require a holder requesting replacement of a definitive registered note to furnish an indemnity bond sufficient in the judgment of both to protect the issuer, the trustee or the paying agent appointed pursuant to the indenture from any loss which any of them may suffer if a definitive registered note is replaced. The issuer may charge for its expenses in replacing a definitive registered note.

    In case any such mutilated, destroyed, lost or stolen definitive registered note has become or is about to become due and payable, or is about to be redeemed or purchased by the issuer pursuant to the provisions of the indenture, the issuer in its discretion may, instead of issuing a new definitive registered note, pay, redeem or purchase such definitive registered note, as the case may be.

    Definitive registered notes may be transferred and exchanged for Book-Entry Interests in a New Global Note only in accordance with the indenture and, if required in the case of old notes, only after the transferor first delivers to the trustee a written certification (in the form provided in the indenture) to the effect that such transfer will comply with the transfer restrictions applicable to such old notes.

Information Concerning DTC

    The issuer understands as follows with respect to DTC:

    DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the New Global Note only through DTC participants.

Transfers of New Notes; Global Clearance and Settlement Under the Book-Entry System

    Unless definitive new notes are issued, the New Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Transfers of interests in the New Global Note will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which are subject to change from time to time. Any secondary market trading in interests in the New Global Note is expected to occur through the participants of DTC, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

    No service charge will be made for any registration or transfer or exchange of new notes, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The new notes represented by the New Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any certificated new notes will be settled in immediately available funds.

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a New Global Note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the issuer, the trustee or any agent of the foregoing will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL ERISA CONSIDERATIONS

    The following is a summary of material considerations associated with the acquisition and holding of the new notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each a "Plan").

General Fiduciary Matters

    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Sections 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

    In considering an investment in the new notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code or any other applicable Similar Laws.

    Any insurance company proposing to invest assets of its general account in the new notes should consider the extent that each investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

    Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title 1 of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of new notes by a Plan with respect to which the issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the new notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships,

PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

    Because of the foregoing, old notes should not be exchanged for new notes, and new notes should not be held by any person investing "plan assets" of any Plan, unless such exchange and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

    Accordingly, by acceptance of a new note, each person exchanging old notes for new notes and each subsequent transferee of a new note will be deemed to have represented and warranted that either (i) no portion of the assets used by such exchanging persons or transferee to acquire the notes constitutes assets of any Plan or (ii) the exchange and holding of the new notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons holding old notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to the exchange of old notes for new notes and whether an exemption would be applicable to such exchange.

MATERIAL UNITED STATES FEDERAL
INCOME TAX CONSIDERATIONS

    The following is a summary of the material U.S. federal income tax consequences relevant to (i) the exchange of the old notes for the new notes pursuant to the exchange offer and (ii) the ownership and disposition of the new notes as of the date hereof. The discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion is for general information only and does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under U.S. federal income tax laws (including dealers in securities, financial institutions, banks, insurance companies, tax-exempt organizations and partnerships). This discussion is limited to holders who will hold the new notes as capital assets—generally, property held for investment. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Prospective investors must consult their tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of new notes, as well as the effects of state, local and non-U.S. tax laws.

    For purposes of this discussion, a holder who is a U.S. person means any one of the following:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, the administration of which is subject to the primary supervision of the U.S. courts and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

    As used herein, the term "U.S. holder" means a holder that is a U.S. person and the term "non-U.S. holder" means a holder that is not a U.S. person.

U.S. Holders

    Payments of Interest.  Payments of interest on the new notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes).

    Exchange Offer.  The exchange of the old notes for the new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a U.S. holder will have the same tax basis and holding period in the new notes received as in the old notes surrendered in exchange therefor.

    Disposition of New Notes.  Upon the sale or other disposition of a new note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the new note. For these purposes, the amount realized on the sale or other disposition of a new note does not include any amount received attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale or other disposition of a new note will be long-term capital gain or loss if the new note was held for more than one year.

Non-U.S. Holders

    Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new note to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

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  the non-U.S. holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes; and

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  the non-U.S. holder certifies, on Form W8-BEN (or a permissible substitute or successor form) under penalties of perjury, that it is a non-U.S. holder and provides its name and address.

    Interest paid to a non-U.S. holder that does not qualify for the above exemption from withholding tax generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless the non-U.S. holder of the new note provides us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W8-BEN (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W8-ECI (or successor form) stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis as that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, also the branch profits tax.

    Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding and for other rules different from those described above.

    Sale or Other Disposition of New Notes.  Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

    Generally, we must report annually to the IRS and to each holder the amount of interest that we paid to that holder, and the amount of tax, if any, that we withheld on the interest. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

    Under current U.S. Treasury Regulations, backup withholding at the applicable rate will generally apply to payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to payments made in respect of new notes held by a non-U.S. holder, if the holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, a non-U.S. holder will provide this information on IRS Form W8-BEN.

    The payment of the proceeds from the disposition of new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting (and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption). In the case of the payment of proceeds from the disposition of new notes to or through a non-U.S. office of a U.S. broker, or foreign brokers with certain types of relationships to the United States, information reporting, but not backup withholding, will be required on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder's federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

    The exchange offer is not being made to, nor will the issuer accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    We have not authorized the new notes to be offered to the public in the United Kingdom, within the meaning of the U.K. Public Offers of Securities Regulations 1995, and neither this offering memorandum nor any other document issued in connection with the offering of the new notes may be passed on to any person in the United Kingdom unless that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to the new notes in, from or otherwise involving the United Kingdom.

    The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

    In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of such holders' business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of new notes. This position does not apply to any holder that is

  •
  an "affiliate" of the issuer within the meaning of Rule 405 under the Securities Act; or

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  a broker-dealer.

    All broker-dealers receiving new notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the new notes. Each broker-dealer receiving new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The issuer has agreed that, for a period of 180 days after the expiration date, subject to extension under limited circumstances, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

    A broker-dealer intending to use this prospectus in the resale of new notes must so notify the issuer on or before the expiration date. This notice may be given in the space provided in the letter of transmittal or may be delivered to the exchange agent. The issuer may, if an announcement of a material corporate transaction is pending or if otherwise required under applicable securities laws, issue a notice suspending use of the registration statement of which this prospectus forms a part. If the issuer does so, the period during which the registration statement must remain effective will be extended for a number of days equal to the number of days the registration statement was in suspense.

    We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such new notes.

    Any broker-dealer reselling new notes that it received in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on these resales of new notes and any commissions or concessions received by a broker dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

    The issuer has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of old notes, other than commissions or concessions of any broker-dealers and will indemnify holders of the old notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

    Certain legal matters as to the validity of the new notes are being passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Health Net, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

    Both our amended and restated certificate of incorporation and our bylaws require us to indemnify our directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in such capacities as a result of being a party, or being threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, including liabilities under the Securities Act of 1933, as amended, to the fullest extent permitted by the Delaware General Corporation Law. We are also required under both our amended and restated certificate of incorporation and our bylaws to advance, to the maximum extent permitted by law, expenses incurred in connection with any such action, suit or proceeding so long as the director or officer undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

    Under Delaware General Corporation Law section 145, we may indemnify our directors and officers (other than in connection with actions by us or on our behalf) only if he or she:

  •
  acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests; and

  •
  in the case of a criminal proceeding (including preliminary), had no reason to believe his or her conduct was unlawful.

    Under Delaware General Corporation Law section 145, we may indemnify our directors and officers in connection with an action brought by us or on our behalf only if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. We may not indemnify a director or officer for expenses of an action brought by us or on our behalf if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.

    We have a duty to indemnify only if the director or officer has met the applicable standard of conduct described above. This is determined by:

  •
  a majority vote of the disinterested directors; or

  •
  a majority vote of a committee of disinterested directors designated by a majority vote of the disinterested directors; or

  •
  if there are no disinterested directors, or if the disinterested directors so direct, independent legal counsel in a written opinion; or

  •
  the stockholders.

    In addition to the indemnification rights described above, our amended and restated certificate of incorporation eliminates, in certain circumstances, our directors' liability for monetary damages for breach of fiduciary duty as a director. These provisions do not eliminate a director's liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

II–1

  •
  under section 174 of the Delaware General Corporation Law, which relates to the declaration of dividends and purchase or redemption of shares in violation of this law; or

  •
  for any transaction from which the director derived an improper personal benefit.

    In addition, we have entered into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements insure our officers and directors against certain liabilities, including liabilities under the securities laws. The indemnification agreements indemnify and advance expenses to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

1.1		Purchase Agreement, dated as of April 9, 2001, by and among Health Net, Inc., JPMorgan, a division of Chase Securities Inc., Banc of America Securities LLC, Fleet Securities, Inc., Mizuho International plc, Salomon Smith Barney Inc. and Scotia Capital (USA) Inc. (filed as Exhibit 10.44 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
2.1
Agreement and Plan of Merger, dated October 1, 1996, by and among Health Systems International, Inc., FH Acquisition Corp. and Foundation Health Corporation (filed as Exhibit 2.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
3.1	*	Fifth Amended and Restated Certificate of Incorporation of the Company.
3.2
Seventh Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
4.1
Indenture dated as of April 12, 2001, between Health Net, Inc. and U.S. Bank Trust National Association as Trustee (filed as Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
4.2
Exchange and Registration Rights Agreement dated as of April 12, 2001, by and among Health Net, Inc., JPMorgan, a division of Chase Securities Inc., Banc of America Securities LLC, Fleet Securities, Inc., Mizuho International plc, Salomon Smith Barney Inc. and Scotia Capital (USA) Inc. (filed as Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
4.3
Form of Class A Common Stock Certificate (included as Exhibit 4.2 to the Company's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) and incorporated herein by reference).
4.4
Rights Agreement dated as of June 1, 1996 by and between the Company and Harris Trust and Savings Bank, as Rights Agent (filed as Exhibit 99.1 to the Company's Registration Statement on Form 8-A (File No. 001-12718) and incorporated herein by reference).
4.5
First Amendment to the Rights Agreement dated as of October 1, 1996, by and between the Company and Harris Trust and Savings Bank, as Rights Agent (filed as Exhibit 2 to the Company's Form 8-A/A dated May 9, 2001 and incorporated herein by reference).

II–2

4.6
Second Amendment to Rights Agreement dated as of May 3, 2001, by and among the Company, Harris Trust and Savings Bank, and Computershare Investor Services, L.L.C. (filed as Exhibit 3 to the Company's Form 8-A/A dated May 9, 2001 and incorporated herein by reference).
5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).
10.1
Employment Letter Agreement between the Company and Karin D. Mayhew dated January 22, 1999 (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and incorporated herein by reference).
10.2
Letter Agreement dated June 25, 1998 between B. Curtis Westen and the Company (filed as Exhibit 10.73 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference).
10.3
Employment Letter Agreement dated July 3, 1996 between Jay M. Gellert and the Company (filed as Exhibit 10.37 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 and incorporated herein by reference).
10.4
Amended Letter Agreement between the Company and Jay M. Gellert dated as of August 22, 1997 (filed as Exhibit 10.69 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).
10.5
Letter Agreement between the Company and Jay M. Gellert dated as of March 22, 2000 (filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference).
10.6
Employment Letter Agreement between the Company and Jeffrey J. Bairstow dated as of January 29, 1998 (filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and incorporated herein by reference).
10.7
Employment Letter Agreement between the Company and Steven P. Erwin dated March 11, 1998 (filed as Exhibit 10.72 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).
10.8
Employment Letter Agreement between the Company and Gary S. Velasquez dated May 1, 1996 (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.9
Employment Letter Agreement between the Company and Cora Tellez dated November 16, 1998 (filed as Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.10
Employment Letter Agreement between the Company and Timothy J. Moore, M.D. dated March 12, 2001 (filed as Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
10.11
Form of Severance Payment Agreement dated December 4, 1998 by and between the Company and various of its executive officers (filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.12
Form of Agreement amending Severance Payment Agreement by and between the Company and various of its executive officers (filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.13
The Company's Deferred Compensation Plan effective as of May 1, 1998 (filed as Exhibit 10.66 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

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10.14
The Company's Deferred Compensation Plan Trust Agreement dated as of September 1, 1998 between the Company and Union Bank of California (filed as Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.15
The Company's Second Amended and Restated 1991 Stock Option Plan (filed as Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.16
Amendment to the Company's Second Amended and Restated 1991 Stock Option Plan (filed as Exhibit 10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.17	The Company's 1997 Stock Option Plan (filed as Exhibit 10.45 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
10.18	Amendment to the Company's 1997 Stock Option Plan (filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.19
The Company's Amended and Restated 1998 Stock Option Plan (filed as Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference).
10.20
Amendments to the Company's Amended and Restated 1998 Stock Option Plan (filed as Exhibit 10.19 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.21
The Company's Second Amended and Restated Non-Employee Director Stock Option Plan (filed as Exhibit 10.31 to Registration Statement on Form S-4 (File No. 33-86524) and incorporated herein by reference).
10.22
The Company's Third Amended and Restated Non-Employee Director Stock Option Plan (filed as Exhibit 10.46 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
10.23
The Company's Employee Stock Purchase Plan, as amended (filed as Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.24	The Company's Executive Officer Incentive Plan (filed as Annex A to the Company's Definitive Proxy Statement filed on March 21, 2000 and incorporated herein by reference).
10.25
The Company's 401(k) Associate Savings Plan, as amended and restated (filed as Exhibit 10.24 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.26
The Company's Supplemental Executive Retirement Plan effective as of January 1, 1996 (filed as Exhibit 10.65 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.27	Managed Health Network, Inc. Incentive Stock Option Plan (filed as Exhibit 4.8 to the Company's Registration Statement on Form S-8 (File No. 333-24621) and incorporated herein by reference).
10.28
Managed Health Network, Inc. Amended and Restated 1991 Stock Option Plan (filed as Exhibit 4.9 to the Company's Registration Statement on Form S-8 (File No. 333-24621) and incorporated herein by reference).

II–4

10.29		Foundation Health Corporation 1990 Stock Option Plan (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8 (File No. 333-24621) and incorporated herein by reference).
10.30
FHC Directors Retirement Plan (filed as an exhibit to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 filed with the Commission on September 24, 1994 and incorporated herein by reference).
10.31
FHC's Deferred Compensation Plan, as amended and restated (filed as Exhibit 10.99 to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 27, 1995 and incorporated herein by reference).
10.32
FHC's Supplemental Executive Retirement Plan, as amended and restated (filed as Exhibit 10.100 to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 27, 1995 and incorporated herein by reference).
10.33
FHC's Executive Retiree Medical Plan, as amended and restated (filed as Exhibit 10.101 to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 27, 1995 and incorporated herein by reference).
10.34	*	Five-Year Credit Agreement dated as of June 28, 2001 among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Issuing Bank and Swingline Lender.
10.35	*	364-Day Credit Agreement dated as of June 28, 2001 among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent.
10.36
Credit Agreement dated July 8, 1997 among the Company, the banks identified therein and Bank of America National Trust and Savings Association in its capacity as Administrative Agent (providing for an unsecured $1.5 billion revolving credit facility) (filed as Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
10.37
Guarantee Agreement dated July 8, 1997 between the Company and First Security Bank, National Association (filed as Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 and incorporated herein by reference).
10.38
First Amendment and Waiver to Credit Agreement dated April 6, 1998 among the Company, Bank of America National Trust and Savings Association and the Banks (as defined therein) (filed as Exhibit 10.64 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference).
10.39
Second Amendment to Credit Agreement dated July 31, 1998 among the Company, Bank of America National Trust and Savings Association and the Banks (as defined therein) (filed as Exhibit 10.65 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference).
10.40
Third Amendment to Credit Agreement, dated November 6, 1998, among the Company, Bank of America National Trust and Savings Association and the Banks (as defined therein) filed as Exhibit 10.65 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 and incorporated herein by reference).
10.41
Fourth Amendment to Credit Agreement, dated as of March 26, 1999, among the Company, Bank of America National Trust and Savings Association and the Banks, as defined therein (filed as Exhibit 10.64 to the Company's Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

II–5

10.42
Fifth Amendment to Credit Agreement, dated as of September 20, 2000, among the Company, Bank of America National Trust and Savings Association and the Banks, as defined therein (filed as Exhibit 10.45 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.43
Form of Credit Facility Commitment Letter, dated March 27, 1998, between the Company and the Majority Banks (as defined therein) (filed as Exhibit 10.70 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).
10.44
Office Lease, dated as of January 1, 1992, by and between Warner Properties III and Health Net (filed as Exhibit 10.23 to the Company's Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and 33-72892-01, respectively) and incorporated herein by reference).
10.45
Lease Agreement between HAS-First Associates and FHC dated August 1, 1998 and form of amendment thereto (filed as an exhibit to FHC's Registration Statement on Form S-1 (File No. 33-34963) and incorporated herein by reference).
10.46
Office Lease dated September 20, 2000 by and among Health Net of California, Inc., DCA Homes, Inc. and Lennar Rolling Ridge, Inc. (filed as Exhibit 10.46 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.47
Stock Purchase Agreement dated January 19, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.48
Amendment to Stock Purchase Agreement dated February 2, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.49
Second Amendment to Stock Purchase Agreement dated February 8, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference)
10.50
Third Amendment to Stock Purchase Agreement dated February 16, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.4 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.51
Fourth Amendment to Stock Purchase Agreement dated February 28, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.5 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.52
Fifth Amendment to Stock Purchase Agreement dated May 1, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.6 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.53
Sixth Amendment to Stock Purchase Agreement dated June 4, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.7 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.54
Seventh Amendment to Stock Purchase Agreement dated June 29, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.8 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
12.1	*	Computation of Ratio of Earnings to Fixed Charges.

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21.1	*	Subsidiaries of the Company.
23.1	*	Consent of Deloitte & Touche LLP.
23.2	*	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature pages to the registration statement).
25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as trustee.
99.1	*	Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery.
99.3	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	*	Form of Letter to Clients.

*
Filed herewith.

(b)
Financial Statement Schedules:

    Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto incorporated herein by reference.

Item 22. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–7

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II–8

SIGNATURES

    Pursuant to the requirements of the Securities Act, Health Net, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, state of California, on August 10, 2001.

HEALTH NET, INC.
By:	/s/ JAY M. GELLERT Name: Jay M. Gellert Title: President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay M. Gellert, Steven P. Erwin, B. Curtis Westen and Michael E. Jansen and each of them his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 10th day of August, 2001.

Signature	Title

/s/ JAY M. GELLERT Jay M. Gellert	President and Chief Executive Officer and Director (principal executive officer)
/s/ STEVEN P. ERWIN Steven P. Erwin	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ J. THOMAS BOUCHARD J. Thomas Bouchard	Director
/s/ GOV. GEORGE DEUKMEJIAN Gov. George Deukmejian	Director
/s/ THOMAS T. FARLEY Thomas T. Farley	Director

/s/ GALE S. FITZGERALD Gale S. Fitzgerald	Director
/s/ PATRICK FOLEY Patrick Foley	Director
/s/ ROGER F. GREAVES Roger F. Greaves	Director
/s/ RICHARD W. HANSELMAN Richard W. Hanselman	Director
/s/ RICHARD J. STEGEMEIER Richard J. Stegemeier	Director
/s/ RAYMOND S. TROUBH Raymond S. Troubh	Director
/s/ BRUCE G. WILLISON Bruce G. Willison	Director

EXHIBIT INDEX

Exhibit No.		Description
1.1		Purchase Agreement, dated as of April 9, 2001, by and among Health Net, Inc., JPMorgan, a division of Chase Securities Inc., Banc of America Securities LLC, Fleet Securities, Inc., Mizuho International plc, Salomon Smith Barney Inc. and Scotia Capital (USA) Inc. (filed as Exhibit 10.44 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
2.1
Agreement and Plan of Merger, dated October 1, 1996, by and among Health Systems International, Inc., FH Acquisition Corp. and Foundation Health Corporation (filed as Exhibit 2.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
3.1	*	Fifth Amended and Restated Certificate of Incorporation of the Company.
3.2
Seventh Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
4.1
Indenture dated as of April 12, 2001, between Health Net, Inc. and U.S. Bank Trust National Association as Trustee (filed as Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
4.2
Exchange and Registration Rights Agreement dated as of April 12, 2001, by and among Health Net, Inc., JPMorgan, a division of Chase Securities Inc., Banc of America Securities LLC, Fleet Securities, Inc., Mizuho International plc, Salomon Smith Barney Inc. and Scotia Capital (USA) Inc. (filed as Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
4.3
Form of Class A Common Stock Certificate (included as Exhibit 4.2 to the Company's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) and incorporated herein by reference).
4.4
Rights Agreement dated as of June 1, 1996 by and between the Company and Harris Trust and Savings Bank, as Rights Agent (filed as Exhibit 99.1 to the Company's Registration Statement on Form 8-A (File No. 001-12718) and incorporated herein by reference).
4.5
First Amendment to the Rights Agreement dated as of October 1, 1996, by and between the Company and Harris Trust and Savings Bank, as Rights Agent (filed as Exhibit 2 to the Company's Form 8-A/A dated May 9, 2001 and incorporated herein by reference).
4.6
Second Amendment to Rights Agreement dated as of May 3, 2001, by and among the Company, Harris Trust and Savings Bank, and Computershare Investor Services, L.L.C. (filed as Exhibit 3 to the Company's Form 8-A/A dated May 9, 2001 and incorporated herein by reference).
5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).
10.1
Employment Letter Agreement between the Company and Karin D. Mayhew dated January 22, 1999 (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and incorporated herein by reference).
10.2
Letter Agreement dated June 25, 1998 between B. Curtis Westen and the Company (filed as Exhibit 10.73 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference).
10.3
Employment Letter Agreement dated July 3, 1996 between Jay M. Gellert and the Company (filed as Exhibit 10.37 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 and incorporated herein by reference).

10.4
Amended Letter Agreement between the Company and Jay M. Gellert dated as of August 22, 1997 (filed as Exhibit 10.69 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).
10.5
Letter Agreement between the Company and Jay M. Gellert dated as of March 22, 2000 (filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference).
10.6
Employment Letter Agreement between the Company and Jeffrey J. Bairstow dated as of January 29, 1998 (filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and incorporated herein by reference).
10.7
Employment Letter Agreement between the Company and Steven P. Erwin dated March 11, 1998 (filed as Exhibit 10.72 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).
10.8
Employment Letter Agreement between the Company and Gary S. Velasquez dated May 1, 1996 (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.9
Employment Letter Agreement between the Company and Cora Tellez dated November 16, 1998 (filed as Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.10
Employment Letter Agreement between the Company and Timothy J. Moore, M.D. dated March 12, 2001 (filed as Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 and incorporated herein by reference).
10.11
Form of Severance Payment Agreement dated December 4, 1998 by and between the Company and various of its executive officers (filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.12
Form of Agreement amending Severance Payment Agreement by and between the Company and various of its executive officers (filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.13
The Company's Deferred Compensation Plan effective as of May 1, 1998 (filed as Exhibit 10.66 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.14
The Company's Deferred Compensation Plan Trust Agreement dated as of September 1, 1998 between the Company and Union Bank of California (filed as Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.15
The Company's Second Amended and Restated 1991 Stock Option Plan (filed as Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.16
Amendment to the Company's Second Amended and Restated 1991 Stock Option Plan (filed as Exhibit 10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.17	The Company's 1997 Stock Option Plan (filed as Exhibit 10.45 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
10.18	Amendment to the Company's 1997 Stock Option Plan (filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).

10.19
The Company's Amended and Restated 1998 Stock Option Plan (filed as Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference).
10.20
Amendments to the Company's Amended and Restated 1998 Stock Option Plan (filed as Exhibit 10.19 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.21
The Company's Second Amended and Restated Non-Employee Director Stock Option Plan (filed as Exhibit 10.31 to Registration Statement on Form S-4 (File No. 33-86524) and incorporated herein by reference).
10.22
The Company's Third Amended and Restated Non-Employee Director Stock Option Plan (filed as Exhibit 10.46 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
10.23
The Company's Employee Stock Purchase Plan, as amended (filed as Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.24		The Company's Executive Officer Incentive Plan (filed as Annex A to the Company's Definitive Proxy Statement filed on March 21, 2000 and incorporated herein by reference).
10.25
The Company's 401(k) Associate Savings Plan, as amended and restated (filed as Exhibit 10.24 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).
10.26
The Company's Supplemental Executive Retirement Plan effective as of January 1, 1996 (filed as Exhibit 10.65 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.27		Managed Health Network, Inc. Incentive Stock Option Plan (filed as Exhibit 4.8 to the Company's Registration Statement on Form S-8 (File No. 333-24621) and incorporated herein by reference).
10.28
Managed Health Network, Inc. Amended and Restated 1991 Stock Option Plan (filed as Exhibit 4.9 to the Company's Registration Statement on Form S-8 (File No. 333-24621) and incorporated herein by reference).
10.29		Foundation Health Corporation 1990 Stock Option Plan (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8 (File No. 333-24621) and incorporated herein by reference).
10.30
FHC Directors Retirement Plan (filed as an exhibit to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 filed with the Commission on September 24, 1994 and incorporated herein by reference).
10.31
FHC's Deferred Compensation Plan, as amended and restated (filed as Exhibit 10.99 to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 27, 1995 and incorporated herein by reference).
10.32
FHC's Supplemental Executive Retirement Plan, as amended and restated (filed as Exhibit 10.100 to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 27, 1995 and incorporated herein by reference).
10.33
FHC's Executive Retiree Medical Plan, as amended and restated (filed as Exhibit 10.101 to FHC's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 27, 1995 and incorporated herein by reference).
10.34	*	Five-Year Credit Agreement dated as of June 28, 2001 among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Issuing Bank and Swingline Lender.

10.35	*	364-Day Credit Agreement dated as of June 28, 2001 among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent.
10.36
Credit Agreement dated July 8, 1997 among the Company, the banks identified therein and Bank of America National Trust and Savings Association in its capacity as Administrative Agent (providing for an unsecured $1.5 billion revolving credit facility) (filed as Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference).
10.37
Guarantee Agreement dated July 8, 1997 between the Company and First Security Bank, National Association (filed as Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 and incorporated herein by reference).
10.38
First Amendment and Waiver to Credit Agreement dated April 6, 1998 among the Company, Bank of America National Trust and Savings Association and the Banks (as defined therein) (filed as Exhibit 10.64 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference).
10.39
Second Amendment to Credit Agreement dated July 31, 1998 among the Company, Bank of America National Trust and Savings Association and the Banks (as defined therein) (filed as Exhibit 10.65 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference).
10.40
Third Amendment to Credit Agreement, dated November 6, 1998, among the Company, Bank of America National Trust and Savings Association and the Banks (as defined therein) filed as Exhibit 10.65 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 and incorporated herein by reference).
10.41
Fourth Amendment to Credit Agreement, dated as of March 26, 1999, among the Company, Bank of America National Trust and Savings Association and the Banks, as defined therein (filed as Exhibit 10.64 to the Company's Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
10.42
Fifth Amendment to Credit Agreement, dated as of September 20, 2000, among the Company, Bank of America National Trust and Savings Association and the Banks, as defined therein (filed as Exhibit 10.45 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.43
Form of Credit Facility Commitment Letter, dated March 27, 1998, between the Company and the Majority Banks (as defined therein) (filed as Exhibit 10.70 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).
10.44
Office Lease, dated as of January 1, 1992, by and between Warner Properties III and Health Net (filed as Exhibit 10.23 to the Company's Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and 33-72892-01, respectively) and incorporated herein by reference).
10.45
Lease Agreement between HAS-First Associates and FHC dated August 1, 1998 and form of amendment thereto (filed as an exhibit to FHC's Registration Statement on Form S-1 (File No. 33-34963) and incorporated herein by reference).
10.46
Office Lease dated September 20, 2000 by and among Health Net of California, Inc., DCA Homes, Inc. and Lennar Rolling Ridge, Inc. (filed as Exhibit 10.46 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).
10.47
Stock Purchase Agreement dated January 19, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).

10.48
Amendment to Stock Purchase Agreement dated February 2, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.49
Second Amendment to Stock Purchase Agreement dated February 8, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference)
10.50
Third Amendment to Stock Purchase Agreement dated February 16, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.4 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.51
Fourth Amendment to Stock Purchase Agreement dated February 28, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.5 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.52
Fifth Amendment to Stock Purchase Agreement dated May 1, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.6 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.53
Sixth Amendment to Stock Purchase Agreement dated June 4, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.7 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
10.54
Seventh Amendment to Stock Purchase Agreement dated June 29, 2001 by and between Health Net, Inc. and Florida Health Plan Holdings II, LLC (filed as Exhibit 10.8 to the Company's Current Report on Form 8-K dated August 1, 2001 and incorporated herein by reference).
12.1	*	Computation of Ratio of Earnings to Fixed Charges.
21.1	*	Subsidiaries of the Company.
23.1	*	Consent of Deloitte & Touche LLP.
23.2	*	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature pages to the registration statement).
25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as trustee.
99.1	*	Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery.
99.3	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	*	Form of Letter to Clients.

*
Filed herewith.

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TABLE OF CONTENTS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
SUMMARY
HEALTH NET
THE EXCHANGE OFFER
THE NEW NOTES
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
RECENT DEVELOPMENTS
USE OF PROCEEDS
CAPITALIZATION
THE EXCHANGE OFFER
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL ERISA CONSIDERATIONS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX